Exhibit 99.1

Sono-Tek to Receive $1.0 million “Paycheck Protection Program” Loan Under the U.S. CARES Act

MILTON, N.Y., April 21, 2020 - Sono-Tek Corporation (OTCQX: SOTK), the leading developer and manufacturer of ultrasonic coating systems, today announced that on April 17, 2020, the Company was approved for a loan in the amount of $1,001,640 under the Paycheck Protection Program (“PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying companies and is administered by the U.S. Small Business Administration (the “SBA”).

The loan has a two-year term, bears interest at the rate of 1.0% per annum, and may be prepaid at any time without payment of any premium. No payments of principal or interest are due during the initial six-month period beginning on the date of the Note (the “Deferral Period”). Beginning in the seventh month following the date of the Note, the Company is required to make monthly payments of principal and interest until maturity, for any portion of the loan that is not forgiven.

Under the terms of the CARES Act, PPP loan recipients can apply for and be granted forgiveness for all or a portion of the loan granted under the PPP, with such forgiveness to be determined, subject to limitations, based on the use of the loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. While the Company currently believes that its use of the loan proceeds will meet the conditions for forgiveness under the PPP, no assurance is provided that the Company will obtain forgiveness of the loan in whole or in part.

“The PPP funds that were awarded to Sono-Tek under the CARES Act should ensure that our staff and operations are fully funded during this crisis period. This will allow us to continue to deliver our ultrasonic coating systems that are important to the ongoing operation of many vital industries, including the manufacturing process for several types of rapid diagnostic COVID-19 test kits,” said Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO.

About Sono-Tek

Sono-Tek Corporation is the leading developer and manufacturer of ultrasonic coating systems for applying precise, thin film coatings to protect, strengthen or smooth surfaces on parts and components for the microelectronics/electronics, alternative energy, medical and industrial markets, including specialized glass applications in construction and automotive.

The Company’s solutions are environmentally-friendly, efficient and highly reliable, and enable dramatic reductions in overspray, savings in raw material, water and energy usage and provide improved process repeatability, transfer efficiency, high uniformity and reduced emissions.

Sono-Tek’s growth strategy is focused on leveraging its innovative technologies, proprietary know-how, unique talent and experience, and global reach to further develop thin film coating technologies that enable better outcomes for its customers’ products and processes. For further information, visit www.sono-tek.com.

Safe Harbor Statement

This news release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, tax, competitive and technological developments affecting our operations or the demand for our products, including probable negative effects on operations from the COVID-19 pandemic and related business and social lock-downs; forgiveness of our Paycheck Protection Program loan; the imposition of tariffs; timely development and market acceptance of new products and continued customer validation of our coating technologies; adequacy of financing; capacity additions, the ability to enforce patents; maintenance of operating leverage; maintenance of increased order backlog, including effects of any COVID-19 related cancellations; consummation of order proposals; completion of large orders on schedule and on budget; continued sales growth in the specialty glass and portable electronics markets; successful transition from primarily selling ultrasonic nozzles and components to a more complex business providing complete machine solutions and higher value subsystems; and realization of quarterly and annual revenues within the forecasted range. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

For more information, contact:

Stephen J. Bagley

Chief Financial Officer

Sono-Tek Corporation

info@sono-tek.com

Investor Relations:

Stephanie Prince

PCG Advisory

(646) 762-4518

sprince@pcgadvisory.com